Exhibit 10.2

Actions Taken by the Nominating, Compensation and Governance Committee of the PG&E Corporation Board of Directors on October 19, 2005

               On October 19, 2005, the Nominating, Compensation and Governance Committee of the PG&E Corporation Board of Directors (Committee) approved portions of the 2006 Officer Compensation Program, including (i) an annual salary increase budget of 3.5 percent for base pay adjustments, mid-year discretionary increases, and lump-sum payments, and (ii) target participation rates for cash awards under the PG&E Corporation Short-Term Incentive Plan (STIP) ranging from 30% to 100% of base salary depending on officer level, with a maximum payout of 200% of base salary. Actual STIP awards are determined by the Committee based on the extent to which certain pre-established performance criteria are met. The Committee deferred taking final action on the long-term incentive portion of the 2006 Officer Compensation Program until its meeting in December 2005.